Exhibit 10.2

July 25, 2023

Srinivasan (Siva) Sivaram

Re: Employment Offer

Dear Siva,

I am pleased to offer you a full-time exempt position with QuantumScape Battery, Inc. (the “Company”), as President. This offer of at-will employment is subject to the approval of the Company’s Board of Directors or applicable committee thereof (the “Board”) and on your satisfactory completion of certain requirements, as explained in this letter. For purposes of this letter, the Company’s publicly-traded parent is referred to as “QuantumScape.”

Role. In your capacity as President, you will report to the Company’s CEO, currently Jagdeep Singh, and will perform duties and responsibilities that are reasonable and consistent with this position as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests during your employment. Additionally, upon approval by the Board, you are expected to be designated as an “officer” and “executive officer” of the Company and QuantumScape for the purposes of Section 16 of the Securities Exchange Act and other relevant securities laws, and be subject to all applicable public disclosure and other requirements.

Alongside your responsibilities as President, we will recommend you for a role on the Board as a non-independent, inside director. Please note that the final decision regarding this appointment rests solely within the discretion of the Board.

As President, it is expected that the Board will consider you as a potential candidate for the CEO role in the future. It should be noted that the final decision regarding this appointment, including the timing of such appointment and accompanying compensation package, lies solely within the Board's exclusive and unfettered discretion. The compensation for such CEO position is expected to be commensurate with the role, as determined solely by the compensation committee of the Board using its normal process, including consideration of prevailing compensation rates for CEOs within the Company’s peer group of other publicly traded companies and other factors.

Location. You will be based at one of our San Jose, California office sites, located at 1730 Technology Drive, San Jose, CA 95110 or 1710 Automation Parkway, San Jose 95131. Due to the nature of your position and the work, which relies on close collaboration with colleagues, hands-on engagement with certain tools or systems, and direct interactions with external stakeholders, this role is not a remote or work-from-home position and you will be expected to be physically available at the aforementioned locations during normal business hours.

Base Salary. If you decide to join us as a regular employee and as consideration of your services as President, you will receive an annual salary of $500,000 (FIVE HUNDRED THOUSAND US DOLLARS), which will be subject to applicable withholding taxes as required by law and paid in accordance with the Company’s normal payroll practices and procedures, effective on your first day of employment.

1730 Technology Drive, San Jose, California 95110

Annual Bonus. Subject to the approval of Board and the terms of the Company’s 2023 annual bonus program, you will be eligible to participate in the 2023 annual bonus program targeted for up to 80.0% of your 2023 eligible earnings, the payout for which will be in the form of equity rather than cash and is subject to the achievement of operational milestones and approval by the Board. Any ongoing participation in the Company’s annual bonus program and its respective terms beyond 2023 are subject to the determination of the Board.

Equity. If you decide to accept this offer to join the Company, and subject to the approval the Board, you will be granted awards of Restricted Stock Units of QuantumScape (“RSUs”) as follows:

1.
New Hire Equity Grant: a new hire equity award of RSUs with a value of $4,500,000; and

2.
Sign-on Bonus Equity Grant: a one-time sign-on bonus equity award of RSUs with a value of $2,000,000.

The number of RSUs will be determined by dividing granted amounts by the volume weighted average price of a share of the Company’s common stock (over a trailing twenty trading day period) on the date approved by the Board. The vesting schedule for all grants rests solely within the discretion of the Board; however it is anticipated that the New Hire Equity Grant will be a mix of performance-based and time-based milestones, with performance-based vesting being tied to achievement of specific milestones, and time-based RSUs typically vest as follows: twenty-five percent (25%) of such RSUs will be scheduled to vest on August 15, 2024, and six and one-quarter percent (6.25%) of such RSUs scheduled to vest each quarter on each Quarterly Vesting Date thereafter, subject to you providing continuous service through each such date. The Company will recommend to the Board that the Sign-on Bonus Equity Grant vests over eight (8) quarters, with 12.5% of such RSUs scheduled to vest each quarter on each Quarterly Vesting Date starting on November 15, 2023, subject to you providing continuous service through each such date.

As used above, a “Quarterly Vesting Date” is the first trading day on or after each of February 15, May 15, August 15, and November 15. The specific terms of your RSUs will be set forth in an RSU award agreement under QuantumScape’s 2020 Equity Incentive Plan.

Change in Control and Severance. As an executive officer of the Company, you will be a participant in the Company’s Change in Control and Severance Agreement on the same terms as the Company’s CEO.

Other Benefits. As a full-time regular employee, you will also be eligible to participate in the Company’s standard employee benefit plans and programs the Company makes available to other similarly situated employees of the Company, in accordance and subject to the eligibility and other provisions of such plans and programs. Please note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

Indemnification Agreement. In your capacity as President of the Company, you will be eligible to enter into an indemnification agreement on the same terms as the other officers of the Company.

At-Will Employment. The Company is excited about you joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. We request that, in the event of resignation, you give the Company at least six weeks’ notice; provided, however that providing notice does not create an express or implied contract for continued employment or employment for a fixed period. The Company also reserves the right to, in its sole discretion, modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by law.

1730 Technology Drive, San Jose, California 95110

Background and Reference Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any, and QuantumScape receiving verification that you hold the qualification(s) you represented during our interviews and as listed in your resume.

Work Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Avoiding Conflicts of Interest. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity whether or not for compensation that materially detracts you from devoting your full attention to you duties to the Company without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is directly related to or competitive in any manner with the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Policies. As a Company employee, you agree to comply with any and all policies, rules, and standards of the Company. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Employee Handbook. You also agree to keep your employee record on file updated with your current home address and notify Human Resources when moving greater than 50 miles from your assigned work location.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment. You are also subject to all applicable employment, export control rules, and other policies of the Company, as outlined in the Company’s Code of Business Conduct, Employee Handbook, Conflict of Interest Guidelines, and elsewhere.

1730 Technology Drive, San Jose, California 95110

Additional Terms. To accept the Company’s offer, please sign and date this letter in the space provided below and return a copy to me. If you accept our offer, your anticipated start date is September 11, 2023. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Legal Officer or Chief of HR Operations of the Company and you. If any provision of this offer is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable. This offer may be executed by one or both parties electronically, and in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same original agreement. This offer of employment will terminate if it is not accepted, signed and returned by July 26, 2023.

We look forward to your favorable reply and to working with you.

1730 Technology Drive, San Jose, California 95110

Sincerely,

/s/ Pamela Fong

Pamela Fong

Chief of Human Resources Operations QuantumScape Battery, Inc.

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Company representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is the Company's complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

I accept the offer of employment outlined above. Agreed to and accepted:

Signature: /s/ Siva Sivaram

Printed Name: Siva Sivaram

Date: July 27, 2023

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Enclosures: Employment, Confidential Information, Invention Assignment and Arbitration Agreement